As filed with the U.S. Securities and Exchange Commission on January 6, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOMEA FUSION, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-2520134
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1599 Industrial Road

San Carlos, California 94070

(Address of Principal Executive Offices)

2021 INCENTIVE AWARD PLAN

2021 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Michael J.M. Hitchcock, Ph.D.

Interim Chief Executive Officer

1599 Industrial Road

San Carlos, California 94070

(Name and address of agent for service)

(650) 980-9099

(Telephone number, including area code, of agent for service)

Copies to:

Maggie L. Wong Alicia M. Tschirhart Goodwin Procter LLP 525 Market Street San Francisco, CA 94105 Telephone: (415) 733-6000	Ramses Erdtmann Chief Operating Officer Biomea Fusion, Inc. 1599 Industrial Road San Carlos, California 94070 Telephone: (650) 980-9099

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Proposed sales to take place as soon after the effective date of the registration statement as awards are granted, exercised or distributed under the 2021 Plan or the ESPP, as applicable.

EXPLANATORY NOTE

In this Registration Statement, Biomea Fusion, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.” This Registration Statement on Form S-8 registers (i) additional shares of the Registrant’s common stock, $0.0001 par value per share (“Common Stock”) under the Registrant’s 2021 Incentive Award Plan (the “2021 Plan”) and (ii) additional shares of Common Stock under the Registrant’s 2021 Employee Stock Purchase Plan (the “ESPP”).

The number of shares of Common Stock reserved and available for issuance under the 2021 Plan is subject to an automatic annual increase on the first day of each year beginning in 2022 and ending in 2031, equal to the lesser of (A) five percent of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of shares as determined by the Board or the Committee (as defined in the 2021 Plan). Accordingly, on January 1, 2026, the number of shares of Common Stock reserved and available for issuance under the 2021 Plan increased by 3,614,972 shares.

The number of shares of Common Stock reserved and available for issuance under the ESPP is subject to an annual increase on the first day of each year beginning in 2022 and ending in 2031 equal to the lesser of (i) one percent of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year and (ii) such number of shares as may be determined by the Board (as defined in the ESPP); provided, however, no more than 4,500,000 shares may be issued under the ESPP. Accordingly, on January 1, 2026, the number of shares of Common Stock reserved and available for issuance under the ESPP increased by 722,994 shares.

This Registration Statement registers the aggregate of these additional 4,337,966 shares of Common Stock. The additional shares of Common Stock are of the same class as other securities relating to the 2021 Plan and ESPP for which the Registrant’s registration statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on April 20, 2021 (File No. 333-255377), February 2, 2022 (File No. 333-262477), January 4, 2023 (File No. 333-269112), January 5, 2024 (File No. 333-276391) and January 6, 2025 (File No. 333-284148), are effective, which registration statements are hereby incorporated by reference pursuant to General Instruction E, except to the extent supplemented, amended or superseded by the information set forth herein. In accordance with the instructional note to Part I of Form S-8 as promulgated by the SEC, the information specified by Part I of the Form S-8 has been omitted from this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit Number		Incorporated by Reference				Filed Here with
	Exhibit Description	Form	Date	Number

4.1	Amended and Restated Certificate of Incorporation.	8-K	4/20/21	3.2

4.2	Amended and Restated Bylaws.	8-K	4/20/21	3.4

4.3	Form of Common Stock Certificate.	S-1/A	4/12/21	4.2

5.1	Opinion of Goodwin Procter LLP.					X

23.1	Consent of Independent Registered Public Accounting Firm.					X

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on signature page).					X

99.1(a)	2021 Incentive Award Plan.	S-1	4/12/21	10.4	(a)

99.1(b)	Form of Stock Award Grant Notice and Stock Award Agreement under the 2021 Incentive Award Plan.	S-1	4/12/21	10.4	(b)

99.1(c)	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under the 2021 Incentive Award Plan.	S-1	4/12/21	10.4	(c)

99.1(d)	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement under the 2021 Incentive Award Plan.	S-1	4/12/21	10.4	(d)

99.2	2021 Employee Stock Purchase Plan.	S-1	4/12/21	10.5

107	Filing Fee Table.					X

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, this 6th day of January, 2026.

BIOMEA FUSION, INC.

By:	/s/ Michael J.M. Hitchcock
Michael J.M. Hitchcock, Ph.D.
Interim Chief Executive Officer and Director
(Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Biomea Fusion, Inc., hereby severally constitute and appoint Michael J.M. Hitchcock, Ph.D. and Ramses Erdtmann, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Michael J.M. Hitchcock Michael J. M. Hitchcock, Ph.D.	Interim Chief Executive Officer and Director (Principal Executive Officer)	January 6, 2026

/s/ Rainer Erdtmann Rainer Erdtmann	Chief Operating Officer and Director (Principal Financial and Principal Accounting Officer)	January 6, 2026

/s/ Eric Aguiar Eric Aguiar, M.D.	Director	January 6, 2026

/s/ Elizabeth Faust Elizabeth Faust, Ph.D.	Director	January 6, 2026

/s/ Julianne Averill Julianne Averill, M.S.	Director	January 6, 2026

/s/ Sumita Ray Sumita Ray, J.D.	Director	January 6, 2026